CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Statements” in the Statements of Additional Information and to the incorporation by reference of our report dated May 22, 2008 on the financial statements and financial highlights of Wasatch — 1st Source Income Fund (formerly 1st Source Monogram Fund), Wasatch — 1st Income Equity Fund (formerly 1st Source Monogram Income Equity Fund), and Wasatch — 1st Source Long/Short Fund (formerly 1st Source Monogram Long/Short Fund) (“the Funds”) included in the Coventry Group’s Annual Report to Shareholders for the fiscal year ended March 31, 2008, in the Wasatch Funds, Inc.’s Post-Effective Amendment Number 47 to the Registration Statement (Form N-1A, File No. 33-10451) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Columbus, Ohio

January 26, 2009